UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2015

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2015, Thomas R. Malley provided Puma Biotechnology, Inc. (the “Company”) with notice of his resignation from the Board of Directors of the Company (the “Board”) and all committees of the Board on which he served, effective as of September 11, 2015.

On September 8, 2015, Frank Zavrl, 50, was appointed to the Board. Mr. Zavrl will serve on the Board for a term expiring at the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In addition, Mr. Zavrl was appointed to the Audit Committee of the Board.

Mr. Zavrl served as a Partner at Adage Capital Management, L.P. from 2002 to 2011, specializing in biotechnology investments. Prior to joining Adage Capital, Mr. Zavrl was a Portfolio Manager from 1999 to 2002 at Merlin Biomed, a healthcare investment group. From 1998 to 1999, Mr. Zavrl was an analyst at Scudder Kemper Investments Inc., focusing on biotechnology investments. Mr. Zavrl received a B.S. in Biochemistry from the University of California, Berkeley and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Zavrl was selected as a director because of his significant experience and background in the biotechnology investments field.

Mr. Zavrl will receive the standard fees paid by the Company to all of its non-employee directors under the Company’s non-employee director compensation program. At this time, the annual cash retainer is $50,000. The annual retainer is paid by the Company in four equal installments of $12,500 at the beginning of each calendar quarter. In addition, pursuant to the Company’s non-employee director compensation program, Mr. Zavrl received an option to purchase 30,000 shares of the Company’s common stock in connection with his appointment to the Board and an option to purchase 10,000 shares of the Company’s common stock in connection with his appointment to the Audit Committee. Each of these options has an exercise price of $95.22 per share and will vest over a three-year period from the grant date, with 1/3 of the shares underlying the option vesting on the one-year anniversary of the grant date and then 1/36 of the shares vesting monthly over the next two years.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Zavrl, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director. The description of Mr. Zavrl’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 as Exhibit 10.9.

There are no arrangements or understandings between Mr. Zavrl and any other person pursuant to which he was selected as a director, nor are there any transactions in which Mr. Zavrl has an interest that would be reportable under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On September 8, 2015, Steven Lo, 48, joined the Company as its Chief Commercial Officer. As Chief Commercial Officer, Mr. Lo will be responsible for leading the Company’s commercial operations. Mr. Lo will report directly to Alan H. Auerbach, the President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated from September 2010 to September 2015, including Senior Vice President, Oncology and Senior Vice President & Chief Commercial Officer. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, where he prepared and led the first U.S. launch of Herceptin® in adjuvant HER2 positive breast cancer and also worked with Genentech’s then ex-U.S. marketing partner, Roche, to develop the global adjuvant launch strategy for Herceptin® in adjuvant HER2 positive breast cancer. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: September 9, 2015	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer